Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of Alfacourse, Inc. for the registration of shares of its common stock and to the inclusion of our report dated February 15, 2017 with respect to the financial statements of Alfacourse, Inc. as of December 31, 2016, and for the year then ended.

/S/ Thayer O’Neal Company, LLC Thayer O’Neal Company, LLC

March 30, 2017